                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Interphase Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [x]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                [INTERPHASE LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 2002

--------------------------------------------------------------------------------

To the Holders of Common Stock of
  INTERPHASE CORPORATION:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the "Company"), will be held on May 1, 2002 at 10:00 a.m. local time at the Renaissance Dallas North Hotel at 4099 Valley View Lane, Dallas, Texas, for the following purposes:

         (a) to elect eight directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

         (b) to ratify and approve an amendment to the Company's Amended and Restated Stock Option Plan to increase the aggregate number of shares issuable upon exercise of options thereunder from 3,500,000 to 4,500,000; and

         (c) to transact such other business as may properly come before the meeting or any adjournment thereof.

         IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE SHAREHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                         By order of the Board of Directors

                                         S. THOMAS THAWLEY
                                         VICE CHAIRMAN AND SECRETARY

Dallas, Texas
April 1, 2002

                             INTERPHASE CORPORATION
                                  13800 SENLAC
                               DALLAS, TEXAS 75234


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 2002

--------------------------------------------------------------------------------

         This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 1, 2002. Proxies in the form enclosed will be voted at the meeting, or if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about April 1, 2002.

                         PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of pocket expenses they incur in connection with forwarding the solicitation material.

                    OUTSTANDING CAPITAL STOCK AND RECORD DATE

         The record date for shareholders entitled to notice of and to vote at the annual meeting is March 4, 2002. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 5,598,805 shares of Common Stock, $.10 par value ("Common Stock").

                        ACTION TO BE TAKEN AT THE MEETING

         The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted for the election as directors of the Company of the eight persons named under the caption "ELECTION OF DIRECTORS," to ratify and approve an amendment to the Company's Amended and Restated Stock Option Plan, and to transact such other business as may properly come before the meeting.

         Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                                QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal at this meeting.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 4, 2002 by
(i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director of the Company and (iii) all executive officers and directors as a group. Each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.


 Name and address of                Amount and Nature of    Percent of
   Beneficial Owner                 Beneficial Ownership       Class
 -------------------                --------------------    ----------
Gregory B. Kalush                      329,830  (1)(2)         5.9%
S. Thomas Thawley                      276,959  (1)            4.9%
Steven P. Kovac                         93,335  (1)            1.7%
David H. Segrest                        52,000  (1)            0.9%
Paul N. Hug                             48,000  (1)            0.9%
James F. Halpin                         42,000  (1)            0.8%
William R. Voss                         41,000  (1)            0.7%
Randall D. Ledford                      20,000  (1)            0.4%

All executive officers and
directors as a group (8 persons)       903,124  (3)           16.1%

Royce & Associates, Inc.
1414 Avenue of the Americas
New York, NY 10019                     446,000                 8.0%

(1) Includes vested options to purchase Common Stock with exercise prices ranging from $4.38-$23.00 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 248,501 shares; Mr. Thawley, 50,334 shares; Mr. Kovac, 93,335 shares; Mr. Segrest, 47,000 shares; Mr. Hug, 47,000 shares; Mr. Halpin, 35,000 shares; Mr. Voss, 40,000 shares and Mr. Ledford, 20,000 shares.

(2) Includes beneficial ownership of shares due to voting rights on shares held by Motorola (81,329 shares).

(3) Includes 581,170 shares that may be acquired upon exercise of vested stock options.

                              ELECTION OF DIRECTORS

         Eight directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

         A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.

         GREGORY B. KALUSH, 45, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Option Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest area, and Division Director of Finance and Operations for the Data Systems division.

         PAUL N. HUG, 58, was elected a director in 1984. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPA's since 1988. Mr. Hug is a member of the Compensation Committee and the General Stock Option Committee, and is Chairman of the Audit Committee of the Board of Directors.

         RANDALL D. LEDFORD, 52, was appointed to the Board of Directors in 2001. Mr. Ledford is currently Senior Vice President and Chief Technology Officer for Emerson Electric Co., a position he has held since 1997. Mr. Ledford is responsible for leading Emerson's strategic technical direction, advising on technology acquisitions, and directing strategic investment programs for research and development and new product investments. He is also the President of Emerson Ventures Inc., an Emerson subsidiary that invests in technology venture companies. He serves on several CTO boards and forums both in the U.S. and abroad.

         MICHAEL J. MYERS, 55, retired from Alcatel, a large international telecommunications equipment supplier, in January 2002. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel's Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior experience with Nortel Networks, NCR, and General Motors Corporation.

         DAVID H. SEGREST, 57, was elected a director in 1983. He has been engaged in the practice of law since 1970 and has served as a partner of Gardere Wynne Sewell LLP, and its predecessors since 1975. Gardere Wynne Sewell LLP has served as counsel to the Company since 1978. Mr. Segrest is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

         KENNETH V. SPENSER, 53, is currently President, Chief Executive Officer and Chairman of the Board for Entivity, Inc., a leading provider of PC-based control systems to the automation marketplace. Mr. Spenser founded Think & Do Software in 1997 and merged it with Steeplechase Software in 2001 to create Entivity, Inc. Prior to founding Entivity, Mr. Spenser served as Vice President for Texas Instruments' Information Technology Group and as General Manager for Autodesk's Mechanical Division. Mr. Spenser spent ten years on active duty as a Naval aviator and twelve years in the Naval Reserves, retiring in 1994 with the rank of Captain.

         S. THOMAS THAWLEY, 61, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977. Mr. Thawley was elected Vice Chairman in May 2000.

WILLIAM R. VOSS, 48, was appointed to the Board of Directors in 1997 and is a member of the Audit Committee of the Board of Directors. Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, since 1999. Mr. Voss served as Chairman of the Board, President and Chief Executive Officer for Natural Nutrition Group, Inc., a manufacturer of organic and natural food products, from 1995 to 1999. Mr. Voss is a director of Nash Finch Company, a grocery retailer and wholesaler.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the General Stock Option Committee, and the New Employee and Retention Stock Option Committee. No nominating committee has been established. The current Audit Committee is composed of Mr. Hug, Chairman, Mr. Segrest and Mr. Voss. The Audit Committee met five times during 2001. The Audit Committee's responsibilities are described in the Audit Committee Charter (included as an exhibit to last year's proxy statement). The current Compensation Committee is composed of Mr. Halpin, Chairman, Mr. Hug and Mr. Segrest. The Compensation Committee met two times during 2001 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The current General Stock Option Committee is composed of Mr. Hug and Mr. Halpin. The General Stock Option Committee has the authority, as does the full Board of Directors, to grant stock options under the Amended and Restated Stock Option Plan. The General Stock Option Committee met once during 2001. In 2001, the New Employee and Retention Stock Option Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Option Committee has the authority to grant stock options under the Amended and Restated Stock Option Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company. It is not intended that the New Employee and Retention Stock Option Committee will grant options to officers or directors of the Company.

         The Board of Directors held ten meetings during the year ended December 31, 2001. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

COMPENSATION OF DIRECTORS

CASH COMPENSATION

         The Company compensates its independent directors, Mr. Hug, Mr. Halpin, Mr. Ledford, Mr. Segrest, Mr. Thawley and Mr. Voss, based upon the number of meetings attended, plus an annual retainer. This amount is reasonably estimated to be approximately $18,000 per year, per director. Mr. Kalush does not receive cash compensation as a director.

DIRECTORS STOCK OPTIONS

         In May 2001, each incumbent director was granted an option under the Amended and Restated Director Stock Option Plan for 10,000 shares of Common Stock and the newly appointed director was granted an option for 20,000 shares of Common Stock (an aggregate of 80,000 shares). These options have an exercise price of $7.53 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 2002 annual meeting of shareholders.

                                 AUDIT COMMITTEE

         The Audit Committee of the Board of Directors is currently composed of Mr. Hug, Chairman, Mr. Segrest and Mr. Voss. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company's internal controls and financial reporting process.

AUDIT COMMITTEE CHARTER

         The Board of Directors has adopted and maintains a written charter for the Audit Committee. A copy of the Audit Committee Charter was included as an exhibit to last year's proxy statement.

AUDIT COMMITTEE MEMBER INDEPENDENCE

         All members of the Audit Committee are independent as defined in the applicable listing standards of the NASD.

REPORT OF AUDIT COMMITTEE

April 1, 2002

To the Board of Directors of Interphase Corporation:

         We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

         We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditor's independence.

         Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Paul N. Hug, Chairman

David H. Segrest

William R. Voss

                               EXECUTIVE OFFICERS


         The executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:


                                                                        EXECUTIVE
                                                                       OFFICERS OF
                                                                       THE COMPANY
     NAME             AGE   POSITION(S) HELD WITH THE COMPANY             SINCE
     ----             ---  ----------------------------------          -----------
Gregory B. Kalush     45   Chairman of the Board,                          1998
                           Chief Executive Officer and President

Steven P. Kovac       46   Chief Financial Officer, Treasurer and          1999
                           Vice President of Finance

         GREGORY B. KALUSH joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Option Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1997. While at DSC, he served as Vice President Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest area, and Division Director of Finance and Operations for the Data Systems division.

         STEVEN P. KOVAC joined the Company in May 1999 as Chief Financial Officer, Vice President of Finance and Treasurer. Prior to joining Interphase, from 1997 to 1999 Mr. Kovac served as Chief Operating Officer and Chief Financial Officer for TPN Inc., a satellite television network. From 1989 to 1997 Mr. Kovac was the Regional Vice President of Finance and Chief Financial Officer for AT&T Wireless Services, McCaw Cellular Communications and LIN Cellular Communications. From 1988 to 1989, Mr. Kovac was Vice President of Finance and Administration for BBL Industries, a manufacturer of paging terminals and voice messaging equipment.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Compensation Committee (under this caption, the "Committee") is responsible for structuring and monitoring the Company's executive compensation program. The Committee is currently composed of three members of the Board of
Directors: Mr. Halpin, Chairman, Mr. Hug and Mr. Segrest. Recommendations of the Committee are ultimately reviewed, considered and approved by the Board of Directors; however, after the executive compensation program has been approved by the Board of Directors, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

         The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive and to succeed in them over the long term the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.

         Salient components of the executive compensation program include annual salary, annual bonus plan and stock option grants.

         At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Section 162(m) of the Internal Revenue Code, except with respect to the Amended and Restated Stock Option Plan.

ANNUAL SALARY

         The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.

EXECUTIVE BONUS PLAN

         The executive bonus plan is intended to link executive compensation with the attainment of defined Company goals on an annual basis.

         Each fiscal year, the Committee, after consulting with management of the Company, establishes financial targets for the Company. Target annual, and in some cases quarterly, bonus amounts are established based upon these financial targets. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide objectives are achieved. The financial targets established for the first quarter 2001 were achieved, thus a portion of the executive bonuses were paid. No other 2001 bonuses were paid as the financial targets for the year and the second, third and fourth quarters of 2001 were not achieved.

STOCK OPTION GRANTS

         Through the granting of stock options, the Company intends to align the executives' long-term interests with those of the shareholders of the Company by tying executive compensation to the long-term performance of the Company's stock price. This is the Company's principal long-term incentive to executives.

         The Committee recommends to the General Stock Option Committee the number of shares to be granted to an executive based upon several factors including, but not limited to, management's recommendation, the executive's salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

         In keeping with the general compensation philosophy outlined above, Mr. Kalush's base salary is established to place emphasis on incentive compensation while remaining competitive with others in the Company's industry. Mr. Kalush's target annual bonus amount is established based upon annual financial targets for the Company developed by the Committee. The actual payment of a bonus is primarily dependent upon the extent to which these objectives are achieved. The amount of stock options granted to Mr. Kalush is based upon several factors including, but not limited to, base salary level, performance, position and contribution to the overall success of the Company. The Compensation Committee believes that the total compensation paid to Mr. Kalush is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in size, business mix and geographic area.

SUMMARY

         The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee's desire to reward executives for individual contribution to the attainment of the Company's goals while linking each executive's financial opportunity with increased value to the shareholders.

                           THE COMPENSATION COMMITTEE

                                   James F. Halpin, Chairman
                                   Paul N. Hug
                                   David H. Segrest

EMPLOYMENT AGREEMENTS

         The Board of Directors approved Mr. Kalush's current employment agreement, effective March 12, 2000, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President, at a base salary from March 2000 until March 2003 of at least $250,000 per year. After the expiration of the initial term of employment, the employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other party more than 30 days prior to the expiration of the current term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Kalush (i) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (ii) is entitled to certain benefits available to officers of the Company generally.

         Mr. Kalush's employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct. If Mr. Kalush dies or the Company terminates Mr. Kalush's employment agreement by reason of disability, then Mr. Kalush will be entitled to (i) receive severance compensation in the amount of two year's base salary, and (ii) receive payment of two years of the Executive's annual bonus under the Corporation's Executive Bonus Plan. If the Company elects not to renew Mr. Kalush's employment agreement or terminates Mr. Kalush without cause, then Mr. Kalush will be entitled to receive severance payments in the amount of three year's base salary. However, following a "change in control" (as defined below), he will be entitled to (i) severance compensation in the amount of two year's base salary, (ii) receive an immediate payment equal to two years of the Executive's annual bonus under the Corporation's Executive Bonus Plan and (iii) all of the stock options (the "Executive Stock Options") which have been granted pursuant to the Plan, or otherwise, shall be accelerated on the date of acquisition.

         In the event of a "change in control" of the Company, all outstanding stock options of Mr. Kalush will become exercisable. A "change in control" under these arrangements occurs when one investor, including its affiliates, owns 20% or more of the outstanding Common Stock of the Company. In addition, under certain circumstances Mr. Kalush is given an additional period of up to three years to exercise his options.

         The Board of Directors approved Mr. Kovac's current employment agreement, effective May 11, 1999, pursuant to which the Company employs Mr. Kovac as its Chief Financial Officer, Vice President of Finance and Treasurer, at a base salary of, at least, $175,000 per year. In addition, in accordance with his employment agreement, Mr. Kovac (i) received in May 1999 a non-qualified stock option for 40,300 common shares, and an incentive stock option for 59,700 common shares, all for a ten year term and an exercise price of $8.375 per share, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

         Mr. Kovac's employment agreement permits the Company to terminate Mr. Kovac without further compensation for willful neglect of his duties. If the Company terminates Mr. Kovac for any reason other than willful neglect, Mr. Kovac will receive (i) nine months severance pay at his base salary, and (ii) receive a pro rata payment of his bonus for the year in which he is terminated. In the event of a "change in control" of the Company, as defined above, all outstanding stock options of Mr. Kovac will become exercisable, subject to certain restrictions.

SUMMARY COMPENSATION TABLE

         A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer and certain other executive officers (collectively, the "Named Executive Officers") during 2001.


                                                                    Long-term
                                         Annual Compensation(1)    Compensation
                                         ---------------------      Securities
                                                                    Underlying     All Other
                                           Salary       Bonus     Options/SAR's  Compensation(2)
                                 Year        ($)         ($)            (#)          ($)
                                 ----      ------       -----     -------------  ---------------
Gregory B. Kalush                2001     $250,000     $ 52,404       72,500     $  5,100
Chairman of the Board,           2000     $247,000     $     --      110,000     $  5,000
Chief Executive Officer          1999     $215,000     $197,008      155,000     $  5,000
and President

Steven P. Kovac                  2001     $200,000     $ 14,423       40,000     $  3,000
Chief Financial Officer,         2000     $188,000     $     --       40,000     $  4,000
Treasurer and Vice               1999     $112,000     $ 63,043      100,000     $     --
President of Finance

(1) The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance. No executive officer named above received other compensation in excess of the lesser of $50,000 or 10% of such officers' salary and bonus compensation.

(2) "All Other Compensation" consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides information with respect to stock options/SARs granted to the Named Executive Officers during the year ended December 31, 2001. The potential realized value reported below assumes compounded annual rates of return over the term of the options.


                          Number of     Total Options/                                  Appreciation at
                         Securities      SARs Granted                                    Assumed Annual
                         Underlying      to Employees                                  Rates of Stock Price
                        Options/SARs      in Fiscal      Exercise                        for Option Term
                          Granted           Year           Price     Expiration    5 Percent        10 Percent
Name                        (#)              (%)           ($)           Date          ($)             ($)
----                    -------------   --------------   --------    ----------    ---------------------------
Gregory B. Kalush          62,500             8%          $8.00       3/2/2011       $314,447       $796,871
                           10,000             1%          $7.53       5/2/2011       $ 47,356       $120,009

Steven P. Kovac            40,000             5%          $8.00       3/2/2011       $201,246       $509,998

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
  AND FISCAL YEAR END OPTION/SAR VALUES

         The following table discloses incentive stock option exercises for the Named Executive Officers during the fiscal year ended December 31, 2001. In addition, the number and value of unexercised options/SARs that were outstanding at December 31, 2001 are summarized in the table. A distinction is made between options/SARs that were exercisable (vested) at December 31, 2001 and those options/SARs that were not exercisable at December 31, 2001.



                                                        Number of Securities        Value of Unexercised
                                                       Underlying Unexercised           In-The-Money
                             Shares                         Options/SARs                Options/SARs
                            Acquired       Value         at fiscal Year End           at fiscal Year End
                           On Exercise    Realized    Exercisable/Unexercisable    Exercisable/Unexercisable
Name                          (#)           ($)                 (#)                          ($)
----                       -----------    --------    -------------------------    -------------------------
Gregory B. Kalush              --          $  --         184,335   /   163,166       $  --     /     $  --

Steven P. Kovac                --          $  --          80,001   /    99,999       $  --     /     $  --

STOCK PERFORMANCE GRAPH

         The following chart compares the cumulative total shareholder return on Common Stock during the years ended December 31, 2001, 2000, 1999, 1998 and 1997 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies with the same four-digit SIC code as the Company (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on December 31, 1996 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.



                           [STOCK PERFORMANCE GRAPH]



                                           Cumulative Return
                                           -----------------
                         12/96    12/97     12/98     12/99     12/00     12/01
                         -----    -----     -----     -----     -----     -----
Interphase Corporation    100       58        70       211        88        54
Peer Group                100      122       173       321       193       153
NASDAQ                    100      118       232       427       284       149

                          CERTAIN RELATED TRANSACTIONS

         David H. Segrest, is the Assistant Secretary and a director of the Company, and a member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company. Mr. Segrest is also a partner of Gardere Wynne Sewell LLP, the Company's general counsel. Mr. Segrest and others at Gardere Wynne Sewell LLP provide legal services to the Company and are typically compensated at prevailing hourly rates. During 2001, the Company paid Gardere Wynne Sewell LLP approximately $161,000 for services provided.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2001.

               AMENDMENT TO AMENDED AND RESTATED STOCK OPTION PLAN

         In 1984, the Company adopted a stock option plan for employees, which was amended and restated in 1994 (the "Employee Plan"), and later amended in 1995 and 2000. All employees of the Company are eligible for grants, under the Employee Plan, including the President, Executive Vice Presidents, Vice Presidents and other executives of the Company, and the Company receives no consideration as a result of option grants or extensions. The Employee Plan is administered by the Board of Directors. The Board of Directors has delegated the authority to grant stock options under the Employee Plan to a General Stock Option Committee and a New Employee and Retention Stock Option Committee. See also "ELECTION OF DIRECTORS-COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS."

         Incentive options ("Incentive Options") may be granted for a term of up to five years in the case of employees who own in excess of 10% of the Company's outstanding stock and up to ten years in the case of all other employees. Nonqualified stock options ("Nonqualified Stock Options") may be granted for a term of up to ten years to all employees. Nonqualified Stock Options may be granted at less than fair market value. Incentive Options may be granted to purchase shares at not less than their fair market value as of the date of grant, or 110% of fair market value in the case of any employee holding in excess of 10% of the outstanding stock as of the date of the grant. Options granted under the Employee Plan cannot be transferred other than by will or by the laws of descent and distribution. The fair market value of the Common Stock as of March 4, 2002, was $4.95 per share.

         The Board of Directors has adopted an amendment to the Employee Plan (the "Amendment") (see Exhibit A), subject to the approval of the shareholders at the annual meeting. The Employee Plan currently covers 3,500,000 shares of Common Stock and all available stock options thereunder have been granted. The purpose of the Amendment is to increase the aggregate number of shares of Common Stock issuable upon exercise of options granted under the Employee Plan by 1,000,000 shares to a total of 4,500,000 shares.

         The purpose of the Employee Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining key employees, (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals and
(iii) encouraging such persons to become owners of Common Stock.

         In addition, competition for highly qualified individuals within the Company's industry is intense, and to successfully attract and retain the best candidates, the Company must continue to offer a competitive equity incentive program as an essential component of its compensation packages.

         The Employee Plan provides that if an optionee dies or becomes disabled while in the employ of the Company but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised his option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the optionee on the date of the optionee's death or disability, by (i) the optionee's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the optionee in the event of the optionee's death, or (ii) the optionee or his personal representative in the event of the optionee's disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the optionee's death or disability whichever first occurs.

         Shares to be optioned and sold under the Employee Plan may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Employee Plan may be reoffered under the Employee Plan.

         The Employee Plan may be amended or discontinued by the Board of Directors without the approval of the shareholders of the Company, except that any amendment that would (i) materially increase the benefits accruing to participants under the Employee Plan, (ii) materially increase the number of securities that may be issued under the Employee Plan, or (iii) materially modify the requirements or eligibility for participation in the Employee Plan must be approved by the shareholders of the Company.

         Unless sooner terminated by action of the Board of Directors, the Employee Plan will terminate on November 8, 2004.

         Incentive Options granted under the Employee Plan are currently entitled to "incentive stock option" treatment for federal income tax purposes provided by Section 422 of the Internal Revenue Code. The Company will not be entitled to a deduction upon any exercise of an incentive option. The optionee's gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an Incentive Option is a tax preference item and, while not being included in ordinary income for normal income tax purposes, is included in taxable income for purposes of calculating alternative minimum tax. The gain realized upon the subsequent disposition of the stock acquired upon exercise of the Incentive Option will be entitled to capital gain treatment, provided that no such disposition is made within two years after the Incentive Option was granted or one year after the Incentive Option was exercised. If such holding period requirements are not satisfied, the optionee will recognize ordinary income equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or, (ii) the amount realized on the disposition minus the exercise price, and may receive a credit against income tax to the extent alternative minimum tax liability was incurred upon exercise. If the optionee must recognize ordinary income, the Company will be entitled to a corresponding deduction.

         Under present federal income tax laws, the grant of Nonqualified Stock Options under the Employee Plan will not result in taxable income to the optionee. Generally, the exercise of a Nonqualified Stock Option under the Employee Plan will result in recognition of ordinary income following exercise in in an amount equal to the excess of the then fair market value of shares acquired over the exercise price for those shares. The Company will be entitled to a corresponding deduction at that time.

         The foregoing statements are based upon federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

         The Amendment is being submitted for shareholder approval pursuant to the requirements of the National Association of Securities Dealers for securities traded on the National Market System, and of Sections 162(m) and 422 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation expense to any one executive officer to $1 million per year, except that compensation under certain shareholder-approved incentive compensation plans is not subject to this limit; this Plan is being amended subject to shareholder approval to conform with this exception to Section 162(m). Section 422 of the Internal Revenue Code requires shareholder approval in order for options to be treated as incentive stock options. Approval of the Amendment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to be voted at the meeting. THE BOARD OF DIRECTORS HAS APPROVED THE AMENDMENT AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         ARTHUR ANDERSEN LLP served as the independent auditors of the Company for the year ended December 31, 2001, and has been retained as the independent auditors for the year ended December 31, 2002. A representative of ARTHUR ANDERSEN LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions.

         During fiscal year 2001, the Company retained its principal auditor, ARTHUR ANDERSEN LLP, to provide services in the following categories and amounts:



Audit                                            $104,550
Audit-related                                      21,500
Financial system implementation                        --
                                                 --------
All other fees                                     72,300
                                                 --------
                                                 $198,850

         Audit-related fees include services traditionally performed by the auditor such as professional services associated with the Company's employee benefit plan. All other fees include a benefit plan compliance review, tax compliance and other tax consultation services. The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

                             SHAREHOLDERS' PROPOSALS

         Any proposals that shareholders of the Company desire to have presented at the 2003 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 3, 2002, whether or not the shareholder wishes to include the proposal in the Company's proxy materials.

                                  MISCELLANEOUS

         The Annual Report to Shareholders of the Company for 2001, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

         A COPY OF THE COMPANY'S 2001 FORM 10-K HAS BEEN INCLUDED WITH THESE PROXY MATERIALS. EXHIBITS TO THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST AND UPON PAYMENT OF A REASONABLE CHARGE TO COVER THE COMPANY'S COST IN PROVIDING SUCH EXHIBITS. WRITTEN REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, INTERPHASE CORPORATION, 13800 SENLAC, DALLAS, TEXAS, 75234.


                                              By Order of the Board of Directors

                                                               S. THOMAS THAWLEY
                                                     VICE CHAIRMAN AND SECRETARY

Dallas, Texas
April 1, 2002

                                                                       EXHIBIT A

                                 AMENDMENT NO. 5
                                     TO THE
                             INTERPHASE CORPORATION
                     AMENDED AND RESTATED STOCK OPTION PLAN


         Pursuant to Section 17 of the Interphase Corporation Amended and Restated Stock Option Plan (the "Plan"), the Plan is hereby amended as follows:

         1. Section 5 of the Plan is hereby amended to read in its entirety as follows:

                  5. SHARES SUBJECT TO PLAN. The Board may not grant options under the Plan for more than 4,500,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 19th day of March, 2002.

                                               INTERPHASE CORPORATION

                                               By:
                                                  ----------------------------
                                                  Gregory B. Kalush, President

PROXY                        INTERPHASE CORPORATION                        PROXY
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the "Company") to be held on May 1, 2002 at 10:00 a.m. local time at the Renaissance Dallas North Hotel at 4099 Valley View Lane, Dallas, Texas 75244, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and S. Thomas Thawley, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

   1. ELECTION OF DIRECTORS -
      Nominees: 01-Paul N. Hug        02-Gregory B. Kalush   03-Randall D. Ledford    04-Michael J. Myers,
                05-David H. Segrest,  06-Kenneth V. Spenser  07-S. Thomas Thawley     08-William R. Voss

                         For All                           Withhold All                    For All Except

      INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.


--------------------------------------------------------------------------------
           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

           (Continued and to be dated and signed on the reverse side.)


   2. Proposal to amend the Company's stock option plan to increase the aggregate number of shares issuable upon exercise of options thereunder from 3,500,000 to 4,500,000.

                        For             Against                 Abstain

   3. In the discretion of the Proxies, on any other matters that may properly come before the meeting or any adjournment thereof.

                        For             Against                 Abstain

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH STOCK AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID PROXIES, THEIR SUBSTITUTES, OR ANY OF THEM, MAY LAWFULLY DO BY VIRTUE HEREOF.

                                           Dated:                         , 2002
                                                 -------------------------


                                           -------------------------------------
                                                        Signature(s)


                                           -------------------------------------

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please date and sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ABOVE.